Exhibit 4.1

Strictly Confidential	Execution Version

Credo Technology Group Holding Ltd
FIFTH AMENDED AND RESTATED MEMBERS AGREEMENT
May 6, 2021

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5.3	Governing Law	22
5.4	Other Remedies; Specific Performance	23
5.5	Successors and Assigns	23
5.6	Entire Agreement	23
5.7	Notices	23
5.8	Severability of this Agreement	24
5.9	Information Confidential	24
5.10	Titles and Subtitles	24
5.11	Counterparts; Facsimiles	24
5.12	Delays or Omissions	24
5.13	Share Splits	25
5.14	Aggregation of Stock	25
5.15	Entire Agreement	25
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Strictly Confidential	Execution Version
Credo Technology Group Holding Ltd
FIFTH AMENDED AND RESTATED MEMBERS AGREEMENT
This Fifth Amended and Restated Members Agreement (this “Agreement”) is made as of the 6th day of May, 2021, by and among Credo Technology Group Holding Ltd, a Cayman Islands exempted company incorporated with limited liability (the “Company”), the purchasers of Series D+ Shares of the Company (together with the existing holders of the Series D+ Shares of the Company, the “Series D+ Investors”), the holders of Series D shares of the Company (the “Series D Investors”), the holders of Series C Shares of the Company (the “Series C Investors”), the holders of Series B Shares of the Company (the “Series B Investors”) and the holders of Series A Shares of the Company (the “Series A Investors” and together with the Series B Investors, the Series C Investors, the Series D Investors and the Series D+ Investors, the “Investors” and each individually, an “Investor”) as set forth on Exhibit A hereto and, with respect to Section 3 hereof, the individuals listed on Exhibit B hereto (the “Founders,” and each individually, a “Founder”). The Investors and the Founders are collectively referred to herein as the Members, and each individually a “Member.”
RECITALS
A.    The Company, the Series A Investors, the Series B Investors, the Series C Investors, the Series D Investors and certain of the Series D+ Investors are parties to that certain Members Agreement dated December 22, 2020 (the “Prior Agreement”), which sets forth certain registration rights, covenants by the Company and rights of first offer and, pursuant to Section 5.2 of the Prior Agreement, the undersigned Investors, who are holders of a majority of the Registrable Securities (as defined in the Prior Agreement), and the undersigned Founders, who are holders of a majority of the outstanding Founders’ Shares (as defined in the Prior Agreement), desire to terminate the Prior Agreement and amend and restate such Prior Agreement in its entirety as set forth herein.
B.    The Company and certain of the Series D+ Investors entered into that certain Series D+ Preferred Share Purchase Agreement dated September 29, 2020 (the “Original Series D+ Agreement”) pursuant to which such Investors purchased shares of the Company’s Series D+ Preferred Shares, US$0.00005 par value per share (the “Original Series D+ Shares”).
C.    The Company and certain investors have entered into a Series D+ Preferred Share Purchase Agreement dated May 6, 2021 (the “Second Series D+ Agreement”) pursuant to which such Investors have agreed to purchase additional shares of the Company’s Series D+ Preferred Shares, US$0.00005 par value per share (together with the Original Series D+ Shares, the “Series D+ Shares”).
D.    Pursuant to the Second Series D+ Agreement, it is a condition to the closing of the transactions contemplated by the Second Series D+ Agreement that the parties hereto enter into this Agreement.
E.    The Company, the Founders and the Investors desire that the transactions contemplated by the Second Series D+ Agreement be consummated.
NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, and other consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

Section 1    Definitions
1.1    Certain Definitions. As used in this Agreement, the following terms shall have the following respective meanings:
(a)    “Agreement” shall mean this Fourth Amended and Restated Members Agreement.
(b)    “Articles” means the Company’s Memorandum and Articles of Association, as amended from time to time.
(c)    “Board” shall mean the board of directors of the Company.
(d)    “Change of Control” shall mean (i) the acquisition of the Company by another entity or person by means of any transaction or series of related transactions to which the Company is party (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any sale of stock for capital raising purposes) that results in the voting securities of the Company outstanding immediately prior thereto failing to represent immediately after such transaction or series of transactions (either by remaining outstanding or by being converted into voting securities of the surviving entity or the entity that controls such surviving entity) a majority of the total voting power represented by the outstanding voting securities of the Company, such surviving entity or the entity that controls such surviving entity; or (ii) a sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company or the exclusive license of all or substantially all of the Company’s intellectual property used in generating all or substantially all of the Company’s revenues.
(e)    “Commission” shall mean the United States Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.
(f)    “Company” shall mean Credo Technology Group Holding Ltd, a Cayman Islands exempted company with limited liability.
(g)    “Competitor” shall mean a person engaged, directly or indirectly (including through any partnership, limited liability company, corporation, joint venture or similar arrangement (whether now existing or formed hereafter)), in the business of semiconductor design and manufacture, but shall not include any financial investment firm or collective investment vehicle that, together with its affiliates, holds less than twenty percent (20%) of the outstanding equity of any Competitor and does not, nor do any of its affiliates, have a right to designate any members of the board of directors of any Competitor, provided that none of (i) SHANGHAI JUYUANJUXIN SEMICONDUCTOR INDUSTRIAL EQUITY INVESTMENT FUND CENTER (LIMITED PARTNERSHIP) (“Juxin”), (ii) BlackRock Science and Technology Trust II and BlackRock Science and Technology Trust (together, “BlackRock”), (iii) SMALLCAP World Fund, Inc. or any other fund or account managed or advised by Capital Research and Management Company or any of its investment adviser affiliates, (iv) Cisco Investments LLC and its affiliates, (v) Samsung Oak Holdings, Inc. and any affiliate of Samsung Oak Holdings, Inc. that is primarily a financial investment firm or collective investment vehicle (collectively, “Samsung”) and (vi) Future Industry Investment Fund (先进制造产业投资基金(有限合伙)) (the “FIIF”) or any of its affiliates shall be deemed a Competitor for purpose of this Agreement.
(h)    “Conversion Shares” means the Ordinary Shares issued or issuable pursuant to conversion of Preferred Shares.

(i)    “Derivative Securities” means any securities or rights convertible into, or exercisable or exchangeable for (in each case, directly or indirectly), Ordinary Shares, including options, restricted stock units and warrants.
(j)    “Eligible Investors” shall mean Investors who or which, along with the Investors’ affiliates, related individuals or entities, at the time in question, hold at least 2,000,000 shares of Conversion Shares (subject to appropriate adjustment for stock splits, stock dividends, recapitalizations and the like).
(k)    “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
(l)    “Form S-3/F-3” shall mean Form S-3 or Form F-3 under the Securities Act as in effect on the date hereof or any successor form under the Securities Act.
(m)    “Founders” shall mean the individuals and entities listed on Exhibit B hereto.
(n)    “Founder Registrable Securities” shall have the meaning as set forth in Section 1.1(kk).
(o)    “Founders’ Shares” shall mean the Ordinary Shares held of record and/or beneficially by the Founders as of the date of this Agreement or subsequently acquired by the Founders other than Ordinary Shares issued or issuable upon conversion of the Preferred Shares.
(p)    “Holder” shall mean (i) any Member holding Registrable Securities, and (ii) any person holding Registrable Securities to whom the rights under Section 3 of this Agreement have been transferred in accordance with Section 3.12 hereof; provided, however, that for purposes of this Agreement, a holder of Preferred Shares shall be deemed to be a Holder of the Registrable Securities issuable upon conversion of such Preferred Shares, and Holders of Registrable Securities shall not be required by this Agreement to convert their Preferred Shares into Ordinary Shares in order to exercise registration rights hereunder, until immediately prior to the closing of the relevant offering to which the registration relates.
(q)    “Indemnified Party” shall have the meaning as set forth in Section 3.9(c).
(r)    “Indemnified Person” shall have the meaning as set forth in Section 3.9(a).
(s)    “Indemnifying Party” shall have the meaning as set forth in Section 3.9(c).
(t)    “Initial Refusal Period” shall have the meaning as set forth in Section 4.1(b).
(u)    “Initiating Holders” shall mean Holders who in the aggregate hold at least fifty percent (50%) of the outstanding Registrable Securities.
(v)    “Investor” shall mean the holders of Series A Shares, Series B Shares, Series C, Series D Shares and/or Series D+ Shares of the Company (including the purchasers of Series D+ Shares pursuant to the Second Series D+ Agreement), in each case as set forth on Exhibit A attached hereto.
(w)    “IPO” shall mean the Company’s first firm commitment underwritten public offering of any of its securities to the general public pursuant to (i) a registration statement filed under the Securities Act, or (ii) the securities laws applicable to an offering of securities in another jurisdiction pursuant to which such securities will be listed on an internationally recognized securities exchange.
(x)    “Market Standoff” shall have the meaning as set forth in Section 3.13.

(y)    “Memorandum” means the Memorandum of Association of the Company, as amended from time to time.
(z)    “New Securities” shall mean any Ordinary Shares, Options (as defined in the Articles) or Convertible Securities (as defined in the Articles) issued by the Company after the date of this Agreement, other than the Series D+ Shares issued pursuant to the Second Series D+ Agreement or Ordinary Shares, Options or Convertible Securities issued or issuable:
(i)    upon conversion of Preferred Shares;
(ii)    to employees, officers, directors or consultants of the Company pursuant to option plans, restricted stock plans or other arrangements approved by the Board, including at least a majority of the Preferred Share Directors;
(iii)    upon exercise or conversion of Options or Convertible Securities (each as defined in the Articles) outstanding on or prior to the date of this Agreement;
(iv)    pursuant to Recapitalizations;
(v)    pursuant to a registered public offering;
(vi)    pursuant to a joint venture agreement, pursuant to an acquisition of another corporation by the Company by merger, purchase of substantially all of the assets, reorganization or similar transaction, pursuant to debt financing or commercial transactions with banks, equipment lessors or other financial institutions, in connection with any settlement, in connection with sponsored research, collaboration, technology license, development, OEM, marketing or other similar arrangements, or strategic partnerships, and in connection with the provision of goods or services pursuant to transactions, in each case as approved by the Board, including at least a majority of the Preferred Share Directors;
(vii)    pursuant to a dividend or distribution on the Preferred Shares; and
(viii)    pursuant to other transactions expressly excluded from the definition of “New Securities” by approval of holders of at least a majority of the then outstanding Preferred Shares, voting as a separate class.
(aa)    “Notice” shall have the meaning as set forth in Section 4.1(a).
(bb)    “Ordinary Shares” means shares in the capital of the Company of US$0.00005 nominal or par value designated as Ordinary Shares and having the rights provided for in the Articles.
(cc)    “Overallotment Notice” shall have the meaning as set forth in Section 4.1(c).
(dd)    “Participating Investors” shall have the meaning as set forth in Section 4.1(c).
(ee)    “Preferred Share Directors” shall mean the directors then serving on the Board who were elected by the holders of Preferred Shares pursuant to the terms of the Articles.
(ff)    “Preferred Shares” means collectively, all Series A Shares, Series B Shares, Series C Shares, Series D Shares and Series D+ Shares of the Company.
(gg)    “Pro Rata Share” shall have the meaning as set forth in Section 4.1.

(hh)    “Pro Rata Share of Remaining Shares” shall have the meaning as set forth in Section 4.1(c).
(ii)    “Qualifying IPO” shall mean the Company’s firm commitment underwritten public offering of any of its securities to the general public pursuant to (i) a registration statement filed under the Securities Act, or (ii) the securities laws applicable to an offering of securities in another jurisdiction pursuant to which such securities will be listed on an internationally recognized securities exchange, in each case for a total offering of at least $25,000,000 at a per share price not less than $9.98 (as adjusted for share splits, share dividends, capitalisations, Recapitalizations and the like).
(jj)    “Recapitalizations” shall mean any share split, dividend, share combination or consolidation, recapitalization, reclassification or other similar event in relation to the shares of the Company.
(kk)    “Registrable Securities” means (i) the Conversion Shares and any Ordinary Shares of the Company issued or issuable in respect of such Conversion Shares upon Recapitalizations or any Ordinary Shares otherwise issuable with respect to such Conversion Shares and (ii) with respect to any registration pursuant to Section 3.5 or 3.6 hereof, the Founders’ Shares and any Ordinary Shares issued or issuable in respect of such shares upon Recapitalizations or any Ordinary Shares otherwise issued or issuable with respect to such shares (the Registrable Securities described in this clause (ii) (the “Founder Registrable Securities”); provided, however, that Registrable Securities shall not include (1) any Ordinary Shares described in clause (i) or (ii) above which have previously been registered or which have been sold to the public either pursuant to a registration statement or Rule 144, (2) any Ordinary Shares which have been sold in a private transaction in which the transferor’s rights under this Agreement are not validly assigned in accordance with this Agreement or (3) Founder Registrable Securities not held by an employee or other regular service provider of the Company determined as of either: (A) with respect to any registration pursuant to Section 3.5, the date on which the Company sends notice pursuant to Section 3.5(a)(i); or (B) with respect to any registration pursuant to Section 3.6, the date on which Holders request the registration pursuant to Section 3.6(a).
(ll)    “Registrable Securities then outstanding” (and similar expressions herein) shall mean the number of Ordinary Shares that are Registrable Securities that are then (1) issued and outstanding, or (2) issuable pursuant to the conversion of then outstanding Preferred Shares.
(mm)    The terms “register,” “registered” and “registration” refer to (i) a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement, or (ii) in the context of a public offering in a jurisdiction other than the United States, a registration, qualification or filing under the applicable securities laws of such other jurisdiction.
(nn)    “Registration Expenses” shall mean all expenses, except as otherwise stated below, incurred by the Company in complying with Sections 3.4, 3.5 and 3.6 hereof, including, without limitation, all registration, qualification and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company, blue sky fees and expenses, the expense of any special audits incident to or required by any such registration and the reasonable fees and disbursements of one counsel for all Holders, but excluding Selling Expenses.
(oo)    “Remaining Shares” shall have the meaning as set forth in Section 4.1(c).
(pp)    “Restricted Securities” shall mean the securities of the Company required to bear the legend set forth in Section 3.2(a) hereof.

(qq)    “Rule 144” shall mean Rule 144 promulgated under the Securities Act.
(rr)    “Securities Act” shall mean the Securities Act of 1933, as amended.
(ss)    “Selling Expenses” shall mean all underwriting discounts, selling commissions and share transfer taxes applicable to the securities registered by the Holders and, except as set forth above, all fees and disbursements of counsel for any Holder.
(tt)    “Series A Shares” shall mean shares of the Company’s Series A Preferred Shares, US$0.00005 par value per share.
(uu)    “Series B Shares” shall mean shares of the Company’s Series B Preferred Shares, US$0.00005 par value per share.
(vv)    “Series C Shares” shall mean shares of the Company’s Series C Preferred Shares, US$0.00005 par value per share.
(ww)    “Series D Shares” shall mean shares of the Company’s Series D Preferred Shares, US$0.00005 par value per share.
(xx)    “Original Series D+ Agreement” shall have the meaning as set forth in the Recitals to this Agreement.
(yy)    “Original Series D+ Shares” shall have the meaning as set forth in the Recitals to this Agreement.
(zz)    “Second Series D+ Agreement” shall have the meaning as set forth in the Recitals to this Agreement.
(aaa)    “Series D+ Shares” shall have the meaning as set forth in the Recitals to this Agreement.
(bbb)    “Subsequent Refusal Period” shall have the meaning as set forth in Section 4.1(c).
Section 2    Covenants of the Company and the Investors
2.1    Financial Information.
(a)    Inspection. The Company will deliver the following reports (in accordance with the provisions set forth in Section 5.7 hereof) (collectively, the “Disclosed Financials”) to each Eligible Investor (provided that Cisco Investments LLC, Skylark Partners, BlackRock, FIIF, SMALLCAP World Fund, Inc., Samsung and Emerging Fund, L.P. shall each be considered an Eligible Investor for the purposes of this Section 2.1(a) for so long as it remains an Investor and the rights set forth in this Section 2.1(a) may not be amended or waived with respect to such Investor without its prior written consent), provided that the Board has not reasonably determined such Eligible Investor is a Competitor of the Company:
(i)    As soon as practicable after the end of each fiscal year, and in any event within sixty (60) days thereafter, an income statement for such fiscal year, a balance sheet of the Company and statement of shareholder’s equity as of the end of such fiscal year, and a statement of cash flow for such fiscal year, such year-end financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles and audited and certified by independent public accountants selected by the Board (with approval of at least one of the Preferred Share Directors);

(ii)    As soon as practicable, and in any event within thirty (30) days, after the end of each quarterly accounting period in each fiscal year of the Company, unaudited quarterly financial statements (including a balance sheet, income statement and cash flow statement) of the Company for or as of the end of such quarter; and
(iii)    As soon as practicable, and in any event within sixty (60) days after the beginning of each fiscal year of the Company, an annual operating plan of the Company for that fiscal year;
(iv)    provided that to the extent that such Disclosed Financials contain any material nonpublic technical information relating to the Company’s business (the “Restricted Information”), the Company shall redact such Restricted Information from the Disclosed Financials to the effect that no Restricted Information is delivered to the Eligible Investor.
(b)    The Company shall permit each Eligible Investor, for so long as such Investor is an Eligible Investor, at the Eligible Investor’s expense, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, all at such reasonable times as may be requested by the Investor; provided, however, that the Company shall not be obligated pursuant to this Section 2.1(b) to provide access to any information which it reasonably considers to be a trade secret, (i) the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel, (ii) if, in the reasonable judgement of the Company, such examination would contravene applicable laws or regulations, or (iii) to provide access to any Restricted Information.
2.2    Articles of Association. The Company shall abide by, and take all actions necessary to achieve the economic effect of, all of its obligations under the Memorandum and the Articles, including, but not limited to, the provisions related to the conversion of the Preferred Shares, the adjustment to the conversion prices of the Preferred Shares, the declaration and payment of dividends, the winding up of the Company and payment of liquidation preferences on the Preferred Shares.
2.3    Proprietary Information. Each of the employees, consultants and officers of the Company (and all others with access to proprietary information), at the time of commencement of such person’s employment or service provider relationship with the Company, shall enter into the Company’s standard form of At Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement or Confidential Information and Invention Assignment Agreement for Consultant, as applicable. To the extent not previously executed, the Company shall use commercially reasonable efforts to enter into the Company’s standard form of Confidential Information and Inventions Assignment Agreement for Consultant with the Company’s former consultants within a reasonable time after the date hereof. The Company shall take all other reasonable measures to protect its proprietary information and intellectual property.
2.4    Option Pool. The Company has reserved for issuance under its stock plan an aggregate number of Ordinary Shares equal to 26,000,000. Of these, 13,607,467 shares are subject to outstanding options to purchase the shares or restricted stock unit awards, 9,063,919 have been issued either pursuant to the exercise of an option, the settlement of a restricted stock unit or as restricted stock, and 3,328,614 shares are available for grant. All equity incentive grants shall require the approval of the Board (with approval of at least one of the Preferred Share Directors).
2.5    Vesting of Employee Shares. Except as otherwise approved by the Board, including the approval of at least one (1) Preferred Share Director, all share and share equivalents issued by the Company after the date hereof to employees, directors, consultants and other service providers shall be subject to an agreement which:

(a)    provides that the shares or share equivalents will be subject to a four (4) year vesting period as follows: twenty-five percent (25%) at the end of the first year following either the date of such issuance or the date such person commenced services for the Company (provided, however, that this one year cliff shall be disregarded with respect to awardees who are then-actively providing services to the Company in the event of a Change of Control), and 1/48 of the relevant shares for each month thereafter;
(b)    does not provide for acceleration of vesting in any event (subject to the proviso above in respect of the one year cliff in the event of a Change of Control);
(c)    provides that the shares will be subject to a repurchase option which provides that, upon termination of the employment (or consulting or service relationship) of the shareholder, with or without cause, the Company or its assignee (to the extent permissible under applicable securities law) retains the option to repurchase at the purchase price paid by such shareholder any unvested shares held by such shareholder for a period of ninety (90) days; and
(d)    provides that the shares will be subject to a right of first refusal in favor of the Company prior to the transfer of any shares for a purchase price per share equal to the lower of (i) the price offered by the proposed third-party purchaser and (ii) the price most recently set by the Board as the fair market value of the Company’s Ordinary Shares, with standard exceptions that do not exceed those specified in any applicable governing documents of the Company.
2.6    Board Meetings. The Board shall convene at least once every calendar quarter, either in person, via teleconference or via tele-videoconference.
2.7    Market Standoff. The Company will use its best efforts to ensure that all future purchasers of its securities, other than purchasers in an IPO, agree to be bound by the Market Standoff provision in Section 3.13 (or such substantially similar provision).
2.8    Incorporation of Certain Provisions from the Articles. The following provisions of the Articles shall be incorporated by reference into this Agreement and shall be enforceable as if such provisions were part of this Agreement.
(i)    Articles 24-26 (Variation of Rights of Shares);
(ii)    Articles 164-169 (Conversion of Preference Shares);
(iii)    Articles 170-175 (Adjustments to Conversion Prices);
(iv)    Articles 50-52 (General Meeting);
(v)    Article 53-54 (Notice of General Meetings);
(vi)    Articles 55-61 (Proceedings at General Meetings);
(vii)    Articles 72-84 (Proxies and Corporate Representatives);
(viii)    Articles 93-100 (Powers and Duties of Directors);
(ix)    Articles 100-110.3 (Proceedings of Directors);

(x)    Articles 85-89 (Appointment and Removal of Directors);
(xi)    Articles 90-92    (Director Resignation, Removals and Vacancies);
(xii)    (Articles 129-138 (Dividends);
(xiii)    Articles 152-154 (Winding Up); and
(xiv)    Articles 155-160 (Indemnity).
(b)    Notwithstanding anything to the contrary in this Agreement, (i) any amendment or waiver of any of the foregoing provisions of the Articles may be effected in accordance with the terms of the Articles and applicable law without regard to any terms of this Agreement (including without limitation the amendment or waiver provisions of this Agreement), (ii) no amendment or waiver of any provision of the Articles shall result in an amendment or waiver of any provision of this Agreement (except that in the case of an amendment or waiver of any of the foregoing provisions of the Articles, such provisions (as amended or waived) shall automatically be incorporated by reference herein as so amended or waived without the necessity of any further action or approval of the parties to this Agreement) and (iii) no amendment or waiver of any provision of this Agreement (including without limitation this Section 2.8) shall be deemed to effect an amendment or waiver of any provision of the Articles.
2.9    U.S. Tax Matters.
(a)    The Company is not currently treated as an entity subject to taxation by the U.S. tax authorities. To the extent that U.S. tax law may be applicable to the Company, the Company will not take any action inconsistent with the treatment of the Company as a corporation for U.S. federal income tax purposes and will not elect to be treated as an entity other than a corporation for such purposes.
(b)    The Company shall use, and shall cause each of its subsidiaries to use, commercially reasonable efforts to avoid classification of the Company or of any of its subsidiaries as a passive foreign investment company (“PFIC”) within the meaning of Section 1297(a) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), for the current taxable year or any future taxable year.
(c)    The Company shall comply, and shall cause each of its subsidiaries to comply with, all record-keeping, reporting, and other requirements that the Investors inform the Company are necessary to enable the Investors to comply with any applicable U.S. federal income tax law. The Company shall also provide each Investor with any information reasonably requested by such Investor to enable the Investor to comply with any applicable U.S. federal income tax law.
(d)    Within forty-five (45) days from the end of each taxable year of the Company, the Company shall determine whether the Company or any of its subsidiaries was a PFIC in such taxable year (including whether any exception to PFIC status may apply). If the Company determines that the Company or any of its subsidiaries was a PFIC in such taxable year (or if a governmental or taxing authority or an Investor informs the Company that it has so determined), it shall promptly inform each Investor of such determination and shall provide or cause to be provided all information necessary to enable such Investor to elect to treat the Company or the applicable subsidiary as a “qualified electing fund” within the meaning of Section 1295 of the Code and comply with any reporting or other requirements incident to such election. If a determination is made by the Company, an Investor, or any governmental or taxing authority that the Company or any of its subsidiaries is a PFIC for any taxable year, the Company will provide the Investors with a completed “PFIC Annual Information Statement” as required by U.S. Treasury Regulations § 1.1295-1(g) and otherwise comply with the applicable requirements of the U.S. Treasury Regulations relevant to such election. The Company will promptly notify the Investors of any assertion by the U.S. Internal Revenue Service that the Company or any of its subsidiaries is or is likely to become a PFIC. In the event that an

Investor who has made a “Qualified Electing Fund” election must include in its gross income for a particular taxable year its pro rata share of the Company’s earnings and profits pursuant to Section 1293 of the Code (or any successor thereto), the Company agrees to use commercially reasonable efforts to make a dividend distribution to such Investor, to the extent permitted by law and to the extent approved by the Board of Directors, in an amount equal to 50% of any income of the Company so included by such Investor; provided, however, that the amount of all such dividend distributions shall not exceed an amount equal to two percent (2%) of the available cash balance of the Company at the end of the applicable fiscal year of the Company.
(e)    Upon a request from any Investor, subject to obtaining the consent of its shareholders to release such information to the extent it is confidential, the Company shall, within ten (10) business days, provide in writing such information in its possession concerning its shareholders and, to the Company’s actual knowledge, the direct and indirect interest holders in each shareholder sufficient for such Investor to determine whether the Company is a controlled foreign corporation (“CFC”) within the meaning of Section 957 of the Code. The Company and the Members agree that the Company may disclose the information described in the preceding sentence solely for the purpose of permitting the Investors to determine whether the Company is a CFC. Upon a determination by the Company, any Investor or any governmental or taxing authority that the Company or any of its subsidiaries has been or is likely to become a CFC, the Company will provide each Investor with such cooperation and information in connection with U.S. tax matters as such Investor may reasonably request for the purposes of filing any tax return, determining a liability for taxes or a right to refund of taxes, or any other information necessary for purposes of such Investor’s compliance with the requirements of Code provisions relating to the Company’s or any of its subsidiaries’ status as a CFC. If at any time the Company becomes aware that it or any of its subsidiaries has become a CFC, the Company will promptly inform each Investor that is, to the knowledge of the Company, a “United States shareholder” within the meaning of Section 951(b) of the Code of such determination. In the event that the Company is determined by the Company’s tax advisors or by counsel or accountants for the Investors to be a CFC, the Company agrees to use commercially reasonable efforts to annually make dividend distributions to the Investors, to the extent permitted by law and to the extent approved by the Board of Directors, in an amount equal to 50% of any income of the Company that is deemed distributed to such Investor pursuant to Section 951(a) of the Code; provided, however, that such dividend distribution amount shall not exceed an amount equal to two percent (2%) of the available cash balance of the Company at the end of the applicable fiscal year of the Company.
(f)    The Company shall, and shall cause each of its subsidiaries, to conduct its operations in a manner to avoid generating for any taxable year in which the Company or any of its subsidiaries is a CFC, income that would be includible in the income of an Investor pursuant to Section 951 of the Code (“Subpart F income”); provided, however, that the Company and each of its subsidiaries shall not be required to take any action that would be inconsistent with the Company’s business plan, as presented to the Purchasers, nor shall the Company or any of its subsidiaries be precluded from temporarily investing the proceeds of any financing pending the application of those proceeds in pursuance of such business plan.
(g)    The Company shall make due inquiry with its tax advisors on at least an annual basis regarding whether any Investor’s interest in the Company is subject to the reporting requirements of either or both of Sections 6038 and 6038B of the Code (and the Company shall duly inform such Investor of the results of such determination), and in the event that the Company’s tax advisors or the Investor’s tax advisors determine that the Investor’s interest in the Company is subject to any such reporting requirements, the Company agrees, upon a request from such Investor, to provide such information to such Investor as may be necessary to fulfill such Investor’s obligations thereunder.
(h)    All information to be provided to any Investor pursuant to this Section 2.9 to enable an Investor to complete a tax return or informational return shall be provided by February 28th of each year.

2.10    [Reserved].
2.11    Reimbursement of Travel Expenses for the Directors. The Company shall reimburse the reasonable expenses of all directors for all actual out-of-pocket costs and expenses, including air travel, incurred in attending meetings of the Board of Directors, meetings of committees of the Board of Directors, or other meetings at which the attendance of such director is required or requested by the Company or incurred in connection with attending to business for and at the request of the Company.
2.12    Subsidiary Governance. The Company shall use commercially reasonable efforts, and shall cause any subsidiary or entities it controls to use commercially reasonable efforts to, comply with the US Foreign Corrupt Practices Act, as amended. The Company shall take all reasonable actions to maintain such wholly foreign owned enterprises (each, a “WFOE”) and each other subsidiary of or entity controlled by the Company, whether now in existence or formed in the future, as is necessary to conduct the Company’s business as conducted or as proposed to be conducted. The Company shall use commercially reasonable efforts to cause each WFOE and each other subsidiary of or entity controlled by the Company, whether now in existence or formed in the future, to comply in all material respects with all applicable laws, rules, and regulations. All material aspects of such formation, maintenance and compliance of each WFOE and each other subsidiary of or entity controlled by the Company, whether now in existence or formed in the future, shall be subject to the review and approval by the Company’s Board of Directors (including a majority of the directors elected by the Investors) and the Company shall promptly provide the Investors with copies of all material related documents and correspondence.
2.13    Filings and Registrations. The Company and each subsidiary shall use commercially reasonable efforts to ensure that all filings and registrations with the PRC or other authorities required in respect of the Company and each subsidiary, including the registrations with the Ministry of Commerce, the State Administration of Industry and Commerce, the Ministry of Information Industry, the State Administration for Foreign Exchange, tax bureau, customs authorities, product registration authorities, health regulatory authorities and the local counterpart of each of the aforementioned governmental authorities, as applicable, shall be duly completed in accordance with the relevant rules and regulations. The Company will, and will cause each subsidiary to, use commercially reasonable efforts to cause each of them to, comply in all material respects with all applicable Laws and with its memorandum of association, articles of association and business license, as applicable, or other constitutional or governance documents, each as may be amended from time to time.
2.14    Termination of Covenants. The covenants set forth in Section 2 shall terminate and be of no further force or effect immediately prior to the earliest of: (i) the effectiveness of the registration statement for an IPO; or (ii) the effectiveness of a Change of Control.
Section 3    Registration Rights
3.1    Restrictions on Transferability. The Preferred Shares and the Conversion Shares shall not be sold, assigned, transferred, mortgaged, charged, or pledged except upon the conditions specified in this Section 3, which conditions are intended to ensure compliance with the provisions of the Securities Act. Each holder of Preferred Shares and Conversion Shares will cause any proposed purchaser, assignee, transferee, mortgagee, pledgee, or chargee of any such shares held by such holder to agree in writing to take and hold such securities subject to the provisions and upon the conditions specified in this Section 3.
3.2    Restrictive Legend. Each certificate representing (i) Preferred Shares, (ii) Conversion Shares, and (iii) any other securities issued in respect of the Preferred Shares or the Conversion Shares upon any Recapitalization, merger, consolidation or similar event, shall (unless otherwise permitted by the provisions of Section 3.3 below) be stamped or otherwise imprinted with legends substantially in the following form (in addition to any legend required under applicable federal, state, local or non-United States law):

(a)    “THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). SUCH SHARES MAY NOT BE TRANSFERRED UNLESS (A) A REGISTRATION STATEMENT UNDER THE ACT IS IN EFFECT AS TO SUCH TRANSFER OR (B) PURSUANT TO RULE 144, OR (C) IN THE OPINION OF THE COMPANY, REGISTRATION UNDER THE ACT IS UNNECESSARY IN ORDER FOR SUCH TRANSFER TO COMPLY WITH THE ACT.”
(b)    “THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A LOCK UP PERIOD OF UP TO 180 DAYS FOLLOWING THE EFFECTIVE DATE OF A REGISTRATION STATEMENT OF THE COMPANY FILED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AS SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE ORIGINAL HOLDER OF THESE SHARES, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE COMPANY. SUCH LOCK UP PERIOD IS BINDING ON TRANSFEREES OF THESE SHARES.”
Each Investor and Holder consents to the Company making a notation on its records and giving instructions to any transfer agent of the Preferred Shares or the Conversion Shares in order to implement the restrictions on transfer established in this Section 3.
3.3    Notice of Proposed Transfers. The holder of each certificate representing Restricted Securities by acceptance thereof agrees to comply in all respects with the provisions of this Section 3.3. Prior to any proposed sale, assignment, transfer, pledge, or charge of any Restricted Securities, unless there is in effect a registration statement under the Securities Act covering the proposed transfer, the holder thereof shall give written notice to the Company of such holder’s intention to effect such transfer, sale, assignment, charge or pledge. Each such notice shall describe the manner and circumstances of the proposed transfer, sale, assignment, charge or pledge in sufficient detail, and if reasonably requested by the Company, shall be accompanied, at such holder’s expense, by either (i) a written opinion of legal counsel (which, for the avoidance of doubt, may include an Investor’s in-house legal counsel) who shall, and whose legal opinion shall, be reasonably satisfactory to the Company, addressed to the Company, to the effect that the proposed transaction may be effected without registration under the Securities Act; (ii) a “no action” letter from the SEC to the effect that the proposed sale, pledge, charge or transfer of such Restricted Securities without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto; or (iii) any other evidence reasonably satisfactory to counsel to the Company to the effect that the proposed sale, pledge, charge or transfer of the Restricted Securities may be effected without registration under the Securities Act, whereupon the holder of such Restricted Securities shall be entitled to sell, pledge, charge or transfer of the Restricted Securities may be effected without registration under the Securities Act, whereupon the holder of such Restricted Securities shall be entitled to transfer such Restricted Securities in accordance with the terms of the notice delivered by the holder to the Company. The Company will not require such a legal opinion or “no action” letter (x) in any transaction in compliance with SEC Rule 144; or (y) in any transaction in which such holder distributes Restricted Securities to an affiliate of such holder for no consideration; provided that each transferee agrees in writing to be subject to the terms of this Subsection 3.3. Each certificate, instrument, or book entry representing the Restricted Securities transferred as above provided shall be notated with, except if such transfer is made pursuant to SEC Rule 144, the appropriate restrictive legend set forth in Subsection 3.2(b), except that such certificate instrument, or book entry shall not be notated with such restrictive legend if, in the opinion of counsel for such holder and the Company, such legend is not required in order to establish compliance with any provisions of the Securities Act.
Any transferee shall be bound by the obligations of the transferor in this Agreement and other shareholder agreements, including the Market Standoff provision. Each certificate evidencing the Restricted Securities transferred as above provided shall bear, except if such transfer is made pursuant to Rule 144, the appropriate restrictive legends set forth in Section 3.2 above, except that such certificate shall not bear such restrictive legends if in the opinion of counsel for such holder and the Company such legend is not required in order to establish compliance with any provision of the Securities Act.
3.4    Requested Registration.
(a)    Request for Registration. In case the Company shall receive from Initiating Holders a written request that the Company effect a registration, qualification or compliance with respect to a public offering with an aggregate offering price to the public of not less than $25,000,000, at any time following the earlier of the fifth anniversary of the date hereof and 180 days following the Company’s IPO, the Company will:
(i)    promptly give written notice of the proposed registration, qualification or compliance to all other Holders; and
(ii)    as soon as practicable, use its best efforts to effect such registration, qualification or compliance (including, without limitation, appropriate qualification under applicable blue sky or other state securities laws and appropriate compliance with applicable regulations issued under the Securities Act and any other governmental requirements or regulations) as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such request as are specified in a written request received by the Company within twenty (20) days after receipt of such written notice from the Company.
(b)    Limitations. Notwithstanding the foregoing, the Company shall not be obligated to take any action to effect any such registration, qualification or compliance pursuant to this Section 3.4:
(i)    In any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification or compliance unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;
(ii)    Prior to six (6) months after the effective date of the IPO in the jurisdiction in which the Initiating Holders have requested such registration be effected;
(iii)    During the period starting with the date ninety (90) days prior to the Company’s estimated date of filing of, and ending on the date six (6) months immediately following the effective date of, any registration statement pertaining to securities of the Company (other than a registration of securities in a transaction under Rule 145 promulgated under the Securities Act (“Rule 145”) or with respect to an employee benefit plan), provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective and provides notice, in the case of an estimated date of filing, to the initiating holders of such estimated date within thirty (30) days of any request for registration pursuant to Section 3.4(a);
(iv)    After the Company has effected two (2) such registrations pursuant to subparagraph 3.4(a), and such registrations have been declared or ordered effective;
(v)    If the Initiating Holders may dispose of shares of Registrable Securities pursuant to a registration statement on Form S-3/F-3 pursuant to a request made under Section 3.6 hereof;
(vi)    In the event the Initiating Holders have requested a registration to be effected in a jurisdiction other than the United States, to the extent the Board determines in its sole discretion that such registration would impose materially more burdensome or costly obligations on the part of the Company as compared to those to which the Company would be subject if the request was for a registration to be effected in the United States; or
(vii)    If the Company and the Initiating Holders are unable to obtain the commitment of an underwriter selected by the Company (subject to the reasonable approval of a majority in interest of the Initiating Holders) to underwrite the offering.
(c)    Underwriting. In the event that a registration pursuant to Section 3.4 is for a registered public offering involving an underwriting, the Company shall so advise the Holders as part of the notice given pursuant to Section 3.4(a)(i). In such event, the right of any Holder to registration pursuant to this Section 3.4 shall be conditioned upon such Holder’s participation in the underwriting arrangements required by this Section 3.4, and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent requested shall be limited to the extent provided herein.
The Company shall (together with all Holders proposing to distribute their securities through such underwriting) enter into an underwriting agreement in customary form with the managing underwriter selected for such underwriting by the Company (which underwriter shall be reasonably acceptable to a majority in interest of the Initiating Holders). Notwithstanding any other provision of this Section 3.4, if the managing underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Company shall so advise all holders of Registrable Securities and the number of shares of Registrable Securities that may be included in the registration and underwriting shall be allocated, among all Holders in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by such Holders at the time of filing the registration statement; provided, however, that the number of shares of Registrable Securities to be included in such underwriting and registration shall not be reduced unless all securities that are not Registrable Securities are first entirely excluded from the underwriting and registration. No Registrable Securities excluded from the underwriting by reason of the underwriter’s marketing limitation shall be included in such registration. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest 100 shares. For any Holder which is a partnership, limited liability company or corporation, the partners, retired partners, members, retired members and stockholders of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “Holder,” and any pro rata reduction with respect to such Holder shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such Holder, as defined in this sentence.
If any Holder disapproves of the terms of the underwriting, such Holder shall be excluded therefrom by written notice to the Holder from the Company. The Registrable Securities and/or other securities so excluded shall also be excluded from registration, and such Registrable Securities shall not be transferred in a public distribution prior to ninety (90) days after the effective date of such registration, or such other shorter period of time as the underwriters may require.
(d)    Board Approval. Any decision by the Company to effect a registered public offering of the Company’s securities in a jurisdiction outside of the United States shall be made with the approval of the Board, including the approval of the Preferred Share Directors.
3.5    Company Registration.
(a)    Notice of Registration. If at any time or from time to time the Company shall determine to register any of its securities, either for its own account or the account of a security holder or holders, other than (x) a registration relating solely to employee benefit plans, (y) a registration relating solely to a Rule 145 transaction or (z) a registration pursuant to Section 3.4(a), the Company will:
(i)    promptly give to each Holder written notice thereof; and
(ii)    use its commercially reasonable efforts to include in such registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests, made within twenty (20) days after receipt of such written notice from the Company, by any Holder.
(b)    Underwriting. If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to Section 3.5(a)(i). In such event the right of any Holder to registration pursuant to this Section 3.5 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company and the other holders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the managing underwriter selected for such underwriting by the Company. Notwithstanding any other provision of this Section 3.5, if the managing underwriter determines that marketing factors require a limitation of the number of shares to be underwritten, the managing underwriter may limit on a pro rata basis the number of Registrable Securities to be included in such registration and underwriting; provided that there shall first be excluded from such registration all (i) securities sought to be included therein by shareholders exercising any contractual or incidental registration rights subordinate and junior to the rights of the Holders of Registrable Securities, and (ii) all Founder Registrable Securities. No such reduction shall reduce the amount of securities of the selling Holders (other than Founder Registrable Securities) included in the registration below twenty-five percent (25%) of the total amount of securities included in such registration. Notwithstanding the foregoing, if such offering is the IPO, any or all of the Registrable Securities of the Holders may be excluded in accordance with this Section 3.5(b), provided that any and all securities of the Company to be sold by other selling shareholders are also excluded. The Company shall so advise all Holders and other holders distributing their securities through such underwriting and the number of shares of Registrable Securities that may be included in the registration and underwriting shall be allocated among all the Holders in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by such Holder at the time of filing the Registration Statement. To facilitate the allocation of shares in accordance with the above provisions, the Company may round the number of shares allocated to any Holder or holder to the nearest 100 shares. For any Holder which is a partnership, limited liability company or corporation, the partners, retired partners, members, retired members and stockholders of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “Holder,” and any pro rata reduction with respect to such Holder shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such Holder, as defined in this sentence.
If any Holder disapproves of the terms of any such underwriting, such Holder shall be excluded therefrom by written notice to the Holder from the Company. Any securities excluded from such underwriting shall be excluded from such registration, and shall not be transferred in a public distribution prior to ninety (90) days after the effective date of the registration statement relating thereto (or one hundred eighty (180) days in the event the registration is an IPO), or such other shorter period of time as the underwriters may require.
(c)    Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 3.5 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. Registration Expenses of such withdrawn registration shall be borne by the Company.
3.6    Registration on Form S-3/F-3.
(a)    Request for Registration. If any Holder or Holders of at least twenty-five percent (25%) of the Registrable Securities then outstanding (other than the Founders with respect to the Founders’ Shares) request that the Company file a registration statement on Form S-3/F-3 (or any successor form to Form S-3/F-3) for a public offering of shares of the Registrable Securities for which the reasonably anticipated aggregate price to the public would exceed US$2,000,000 and the Company is a registrant entitled to use Form S-3/F-3 to register the Registrable Securities for such an offering, the Company shall use its best efforts to cause such Registrable Securities to be registered for the offering on such form and to cause such Registrable Securities to be qualified in such jurisdictions as such Holder or Holders may reasonably request; provided, however, that the Company shall not be required to effect more than two (2) registrations pursuant to this Section 3.6 in any twelve (12) month period. The Company shall inform other Holders of the proposed registration and offer them the opportunity to participate. The substantive provisions of Section 3.4(c) shall be applicable to each registration initiated under this Section 3.6.
(b)    Limitations. Notwithstanding the foregoing, the Company shall not be obligated to take any action pursuant to this Section 3.6: (i) in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification or compliance unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act; or (ii) during the six (6) month period following the effective date of any registration statement pertaining to any underwritten registration of securities of the Company in which Holders have piggyback registration rights under Section 3.5 (other than a registration of securities in a Rule 145 transaction or with respect to an employee benefit plan).
3.7    Expenses of Registration. All Registration Expenses relating to one (1) registration pursuant to Section 3.4 and three (3) registrations pursuant to Section 3.6 shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of the registration proceeding begun pursuant to Section 3.4 or Section 3.6 hereof if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses on a pro rata basis according to the number of their respective shares requested to be registered on the withdrawn registration statement), unless, in the case of registration pursuant to Section 3.4, the Holders of a majority of the Registrable Securities agree to forfeit their right to the demand registration pursuant thereto. All Selling Expenses, and Registration Expenses not required to be borne by the Company pursuant to this Section 3.7, incurred in connection with all registrations pursuant to Sections 3.4, 3.5 and 3.6 hereof shall be borne by the Holders of the securities so registered, and the Company if it participates, on a pro rata basis according to the number of their respective shares so registered. The Company shall pay the fees of one (1) counsel for all Holders of the Registrable Securities to be registered not to exceed $30,000.
3.8    Registration Procedures. In the case of each registration, qualification or compliance effected by the Company pursuant to this Section 3, the Company will keep each Holder advised in writing as to the initiation of each registration, qualification and compliance and as to the completion thereof. At its expense the Company will use its commercially reasonable efforts to:
(a)    prepare and file with the Commission a registration statement with respect to such securities and use its best efforts to cause such registration statement to become and remain effective for one hundred twenty (120) days or until the distribution described in the Registration Statement has been completed, whichever is shorter;

(b)    prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement;
(c)    furnish to the Holders participating in such registration and to the underwriters of the securities being registered such reasonable number of copies of the registration statement, preliminary prospectus, final prospectus and such other documents as such underwriters may reasonably request in order to facilitate the public offering of such securities;
(d)    cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed or, in the case of the Company’s IPO, on a national or internationally recognized securities exchange or trading system;
(e)    use its reasonable best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;
(f)    in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form reasonably necessary to effect the offer and sale of the securities, with the managing underwriter of such offering, provided that each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement; and
(g)    provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.
3.9    Indemnification.
(a)    The Company will indemnify each Holder, each of its officers, directors, trustees and partners and any underwriter (as defined in the Securities Act) for such Holder, and each person controlling such Holder or underwriter within the meaning of Section 15 of the Securities Act (each, an “Indemnified Person”), with respect to which registration, qualification or compliance has been effected pursuant to this Section 3, against all expenses, claims, losses, damages or liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation by the Company of the Securities Act, the Exchange Act or any other federal, state or foreign securities law or any rule or regulation promulgated thereunder applicable to the Company in connection with any such registration, qualification or compliance, and the Company will reimburse, as incurred, each such Indemnified Person for any legal or other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action; provided that the Company will not be liable to any specific Indemnified Person in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission or alleged untrue statement or omission, made in reliance upon and in conformity with written information furnished to the Company by such Indemnified Person explicitly for use therein. The foregoing indemnity agreement is subject to the condition that, insofar as it relates to any such untrue statement, alleged untrue statement, omission or alleged omission made in a preliminary prospectus or free writing prospectus on file with the Commission at the time the registration statement becomes effective, such indemnity agreement shall not inure to the benefit of a Holder or underwriter, if any, if an amended prospectus is filed with the Commission and delivered pursuant to the Securities Act at or prior to the time of sale (including, without limitation, a contract of sale, and as further contemplated by Rule 159 of the Securities Act) to such person asserting the loss, liability, claim or damage. It is agreed that the indemnity agreement contained in this Section 3.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld).
(b)    Each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualification or compliance is being effected, indemnify the Company, each of its directors and officers, each person who controls the Company within the meaning of Section 15 of the Securities Act, and each other such Holder, each of its officers, trustees, directors, partners, legal counsel, accountants and any underwriter (as defined in the Securities Act) for such Holder and each person controlling such Holder or underwriter within the meaning of Section 15 of the Securities Act, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company, such other Holders, such directors, officers, trustees, persons, partners, underwriters or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company explicitly for use therein; provided, however, that the indemnity agreement contained in this Section 3.9(b) shall not apply to amounts paid in settlement of any such claim, loss, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, the liability of each Holder under this subsection (b) shall be limited to an amount equal to the proceeds of the shares sold by such Holder in the applicable registration out of which the claims arises, less any applicable underwriting discounts and commissions, except in the case of willful fraud by such Holder.
(c)    Each party entitled to indemnification under this Section 3.9 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and the Indemnifying Party shall have the option to assume the defense of any such claim or any litigation resulting therefrom; provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party’s expense, and, provided, further, that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 3.9 unless the failure to give such notice is materially prejudicial to an Indemnifying Party’s ability to defend such action and, provided, further, that the Indemnifying Party shall not assume the defense for matters as to which there is a conflict of interest or separate and different defenses. No claim may be settled without the consent of the Indemnifying Party (which consent shall not be unreasonably withheld). No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.
(d)    If the indemnification provided for in this Section 3.9 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage or expense referred to therein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations; provided that in no event shall any contribution by a Holder under this Section 3.9(d) exceed the net proceeds from the public offering received by such Holder. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.
(e)    Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions as they relate to underwriters and their controlling persons, the provisions in the underwriting agreement shall control.
3.10    Information by Holder. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 3 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding such Holder or Holders, the Registrable Securities held by them and the distribution proposed by such Holder or Holders as the Company may reasonably request in writing and as shall be required in connection with any registration, qualification or compliance referred to in this Section 3.
3.11    Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission which may at any time permit the sale of the Restricted Securities to the public without registration, after such time as a public market exists for the Ordinary Shares of the Company, the Company agrees to use its commercially reasonable efforts to:
(a)    Make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times after the effective date that the Company becomes subject to the reporting requirements of the Securities Act or the Exchange Act.
(b)    File with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements);
(c)    So long as an Investor owns any Restricted Securities, to furnish to the Investor forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company for an offering of its securities to the general public in the United States), and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents of the Company and other information in the possession of or reasonably obtainable by the Company as the Investor may reasonably request in availing itself of any rule or regulation of the Commission allowing the Investor to sell any such securities without registration.

3.12    Transfer of Registration Rights. The rights to cause the Company to register securities granted a Holder under Sections 3.4, 3.5 and 3.6 may be assigned to a transferee or assignee in connection with any transfer or assignment of Registrable Securities by the Holder; provided that: (a) such transfer may otherwise be effected in accordance with applicable securities laws, (b) the Company is given prompt notice of the transfer, (c) such assignee or transferee agrees to be bound by the terms of this Agreement, (d) such assignee or transferee is not a Competitor of the Company, and (e) such assignee or transferee is (i) one or more companies that control, are controlled by, or are under common control with such Holder or a partnership or fund managed by such Holder, (ii) any affiliate or affiliated fund (United States based or non-United States based) of any Holder, (iii) any family member or trust for the benefit of any individual Holder, or (iv) any transferee holding at least 1% of the Company’s outstanding capital stock.
3.13    Standoff Agreement. In connection with an IPO, each Member shall not offer, pledge, charge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any Ordinary Shares (or other securities) of the Company or enter into any swap, hedging or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Ordinary Shares (or other securities) of the Company held by such Member (other than those included in the registration) without the prior written consent of the Company or the underwriters for the IPO, as the case may be, for a period of one hundred eighty (180) days from the effective date of such registration (the “Market Standoff”). The Company shall use commercially reasonable efforts to require the underwriters to provide for the foregoing Market Standoff provision in any market standoff agreement between the Members of the Company and the underwriters. Each Member agrees to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriters which are consistent with the foregoing or which are necessary to give further effect thereto. The foregoing provisions of this Section 3.13 shall not apply to the sale of any securities to an underwriter pursuant to an underwriting agreement and shall only be applicable to the Members if all officers, directors and greater than one percent (1%) stockholders of the Company are subject to the same restrictions. The Company shall use commercially reasonable efforts to require all holders of the Company’s securities to enter into such a Market Standoff agreement. In the event that any holder of Preferred Shares or any holder of 1% or more of the Company’s outstanding securities is released by the Company and the underwriters from such Market Standoff, then all other holders of Preferred Shares shall be released from the Market Standoff on a pro rata basis. The foregoing restrictions shall not apply to Ordinary Shares purchased on the open market following an IPO.
3.14    Delay. If the Company shall furnish to such Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board it would be seriously detrimental to the Company or its members for a registration statement to be filed in the near future, then the Company’s obligation to use its best efforts to register, qualify or comply under Sections 3.4 or 3.6 shall be deferred for a period not to exceed sixty (60) days from the date of receipt of written request from the Initiating Holders; provided, however, that the Company may not exercise its rights under this Section 3.14 more than twice in a twelve month period.
3.15    No Injunction. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 3.
3.16    Limitation on Subsequent Registration Rights. The Company shall not, without the prior written consent of the Holders holding at least a majority of the Registrable Securities then outstanding (excluding Founder Registrable Securities), enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder to have registration rights of such securities that are senior to or pari passu with the registration rights of the Holders as set forth in Section 3.5.

3.17    Termination. The right of any Holder to request registration or inclusion of Registrable Securities in any registration pursuant to this Section 3 shall terminate (provided that Sections 3.9 and 3.13 shall survive such termination) upon the earliest to occur of:
(a)    the closing of a Change of Control;
(b)    such time after the consummation of a Qualifying IPO as Rule 144 or another similar provision under the Securities Act is available for the sale of all of such Holder’s Registrable Securities during a three-month period without limitations or registration under the Securities Act; or
(c)    The fifth (5th) anniversary of a Qualifying IPO.
Section 4    Right of First Offer
4.1    Right of First Offer. Subject to the terms and conditions specified in this Section 4.1, the Company hereby grants to each Eligible Investor a right of first offer to purchase its Pro Rata Share (in whole or in part) with respect to future sales by the Company of New Securities. Juxin shall be entitled to apportion the right of first offer hereby granted to it in such proportions as it deems appropriate, among (i) itself and (ii) no more than three of its affiliates; and FIIF shall be entitled to apportion the right of first offer hereby granted to it in such proportion as it deems appropriate among its affiliates. For purposes of this Section 4, an Eligible Investor’s “Pro Rata Share” shall mean that number of New Securities that equals the total number of such New Securities to be sold by the Company, multiplied by the ratio that (i) the number of Conversion Shares and Derivative Securities held by such Eligible Investor on the date of the Notice bears to (ii) the total number of Ordinary Shares of the Company then outstanding (assuming full conversion and exercise of all convertible or exercisable securities, whether vested or unvested, then outstanding). Each time the Company proposes to offer New Securities, the Company shall first make an offering of such New Securities to each Eligible Investor in accordance with the following provisions:
(a)    The Company shall deliver a written notice (“Notice”) pursuant to Section 5.7 hereof to each of the Eligible Investors stating (i) its bona fide intention to offer such New Securities, (ii) the number of such New Securities to be offered, and (iii) the price and a summary of the terms, if any, upon which it proposes to offer such New Securities.
(b)    By written notification received by the Company within fifteen (15) business days after delivery of the Notice (the “Initial Refusal Period”), each Eligible Investor may elect to purchase or obtain, at the price and on the terms specified in the Notice, up to its Pro Rata Share of such New Securities.
(c)    Each Eligible Investor electing to exercise its right to purchase at least its full Pro Rata Share of the New Securities under Section 4.1(b) hereof (a “Participating Investor”) shall have a right of reallotment such that if, after the Eligible Investors exercise their right of first refusal, there are New Securities that are not purchased by the Eligible Investors pursuant to Section 4.1(b) within the Initial Refusal Period (the “Remaining Shares”), then each such Participating Investor may elect to purchase all (or any portion of) such Participating Investor’s Pro Rata Share of the Remaining Shares not previously purchased. For purposes of this Section 4.1(c), a Participating Investor’s “Pro Rata Share of Remaining Shares” shall mean that number of Remaining Shares that equals the total number of Remaining Shares, multiplied by the ratio that (i) the number of Conversion Shares and Derivative Securities held by such Participating Investor on the date of the Notice bears to (ii) the total number of Conversion Shares and Derivative Securities held by all Participating Investors on the date of the Notice. In the event there are any Remaining Shares, the Company shall provide written notice of the same to the Participating Investors (the “Overallotment Notice”). Each Participating Investor exercising its right pursuant to this Section 4.1(c) shall do so by giving written notice to the Company within five (5) business days after delivery of the Overallotment Notice (the

“Subsequent Refusal Period”).
(d)    If all New Securities that the Eligible Investors are entitled to obtain pursuant to Section 4.1(b) and (c) are not elected to be obtained as provided above, the Company may, during the ninety (90) day period following the expiration of the Subsequent Refusal Period, offer the remaining unsubscribed portion of such New Securities to any person or persons at a price not less than, and upon terms no more favorable to the offeree than those specified in the Notice. If the Company does not enter into an agreement for the sale of the New Securities within such period, or if such agreement is not consummated within sixty (60) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the Eligible Investors in accordance herewith.
(e)    The right of first offer is not assignable except to an affiliate of such Eligible Investor.
4.2    Termination of Right. The right of first offer granted hereunder shall expire immediately prior to the first to occur of the following: (i) the closing of an IPO, and (ii) the effectiveness of a Change of Control.
Section 5    Miscellaneous
5.1    Term and Termination. This Agreement is effective as of the date hereof. Section 2 shall terminate in accordance with Section 2.14; the registration rights granted pursuant to Section 3 shall terminate in accordance with Section 3.17; and Section 4 shall terminate in accordance with Section 4.2.
5.2    Waivers and Amendments. With the written consent of the Company and the Investors holding at least a majority of the Registrable Securities then outstanding (excluding Founder Registrable Securities), the obligations of the Company and the rights of the Investors under this Agreement may be amended and any of its terms may be waived (either generally or in a particular instance, either retroactively or prospectively and either for a specified period of time or indefinitely) and any amendments or waivers so approved shall be binding as to all parties; provided, however, that if any amendment, waiver, discharge or termination operates in a manner that treats any Investor different from other Investors, the consent of such Investor shall also be required for such amendment, waiver, discharge or termination. Neither this Agreement nor any provisions hereof may be changed, waived, discharged or terminated orally, but only by a signed statement in writing. Notwithstanding anything to the contrary in this Section 5.2, no waiver or amendment which would have the effect of altering the rights and obligations of the Founders in relation to the rights and obligations of the Investors shall be effective against the Founders without the consent of holders of a majority of the then outstanding Founders’ Shares. Upon the effectuation of each such waiver, consent, agreement, amendment or modification, the Company shall promptly give written notice thereof to the record holders of the Preferred Shares, Conversion Shares or Founders’ Shares who have not previously consented thereto in writing. Notwithstanding the foregoing, purchasers of Series D+ Shares after the date hereof pursuant to the terms of the Second Series D+ Agreement may become parties to this Agreement, by executing a counterpart of this Agreement without any amendment of this Agreement pursuant to this paragraph or any consent or approval of any other party. Any amendment, waiver, discharge or termination effected in accordance with this paragraph shall be binding upon the Company and each Member.
5.3    Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of California as such laws are applied to agreements between California residents entered into and to be performed within California. Each of the parties hereto irrevocably (i) agrees that any dispute or controversy arising out of, relating to, or concerning any interpretation, construction, performance or breach of this Agreement, shall be settled by arbitration to be held in Santa Clara County, California, in accordance with the rules then in effect of the American Arbitration Association; (ii) waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such arbitration; and (iii) submits to the exclusive jurisdiction of the State of California in any such arbitration. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. The parties to the arbitration shall each pay an equal share of the costs and expenses of such arbitration, and each party shall separately pay for its respective counsel fees and expenses; provided, however, that the prevailing party in any such arbitration shall be entitled to recover from the non-prevailing party its reasonable costs and attorney fees.
5.4    Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any federal or state court in the State of California, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby irrevocably and unconditionally agrees to be subject to, and hereby consents and submits to, the jurisdiction of the federal and state courts in the State of California.
5.5    Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.
5.6    Entire Agreement. This Agreement and the Second Series D+ Agreement constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof.
5.7    Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be delivered either by electronic mail (and followed by any of the other permitted means), registered or certified mail, facsimile, domestic or international overnight courier or otherwise delivered by hand or by messenger addressed (provided that FIIF shall in any event receive international courier and facsimile notices):
(a)    if to an Investor, at the Investor’s address or facsimile number as shown on Exhibit A attached hereto, as may be updated in accordance with the provisions hereof;
(b)    if to a Founder, at the Founders’ address or facsimile number as show on Exhibit B attached hereto, as may be updated in accordance with the provisions hereof;
(c)    if to any Holder (other than an Investor or a Founder) at the Holder’s address or facsimile number as shown in the Company’s records, or until any such Holder so furnishes an address or facsimile number to the Company, then to and at the address of the last holder of such shares for which the Company has contact information in its records; or
(d)    if to the Company, one copy should be sent to Credo Technology Group Holding Ltd., c/o Maples Corporate Services, Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other address or facsimile number as the Company shall have furnished to the Investors, with a copy to Alan Denenberg, Davis Polk & Wardwell LLP, 1600 El Camino Real, Menlo Park, California 94025 (alan.denenberg@davispolk.com).
In the event of any conflict between the Company’s books and records and this Agreement or any notice delivered hereunder, the Company’s books and records will control absent fraud or error.

Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given (i) when delivered, if delivered personally; (ii) at the earlier of its receipt or 72 hours after the same has been deposited in a regularly maintained receptacle for the deposit of the U.S. mail, if sent by U.S. first-class registered or certified mail within the U.S.; (iii) upon confirmation of transmission, if sent by facsimile; (iv) on the next business day after deposit with a recognized courier service, if sent by overnight courier service within the U.S. for next day delivery; and (v) at the earlier of its receipt or three (3) business days after deposit with an internationally-recognized courier service, if sent by international overnight courier service. In each instance, all postage and delivery fees and expenses shall be pre-paid by the sender.
5.8    Severability of this Agreement. If any provision of this Agreement shall be judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
5.9    Information Confidential. Each Member will hold in strict confidence and will not use or disclose, except for purposes of enforcing their rights under and making investment decisions relating to this Agreement, any confidential information about the Company (which shall include, but is not limited to, any information provided to Members pursuant to Section 2 hereof) or its business received from the Company except information (i) which the Company authorizes the Members to use or disclose, (ii) which is known to the Members prior to its disclosure by the Company, (iii) which becomes generally known in the industry through no fault of the Members, (iv) which was independently developed (as evidenced by written records) without any use of the Company’s confidential information, or (v) which Members are compelled to reveal by law, pursuant to a court order, by any securities exchange on which the securities of a party or an affiliate thereof are listed or by any governmental or other regulatory body, or in connection with any judicial process regarding any legal action, suit or proceeding arising out of or relating to this Agreement. Any Member which is a partnership shall be allowed to disclose confidential information received from the Company about the Company or its business to partners, on a confidential basis to the extent necessary to meet its existing obligations to such partner. Notwithstanding the foregoing, with respect to any Member that is an investment company registered under the U.S. Investment Company Act of 1940, such Member may identify the Company, the value (and the valuation methodology) of such Member’s investment in the Company and other applicable information required by, and in accordance with, its investment reporting practices. Nothing contained herein shall prevent any Member from entering into any business, entering into any agreement with a third party, or investing in or engaging in investment discussions with any other company (whether or not competitive with the Company), provided that such Member does not, except as permitted in accordance with this Section 5.9, disclose any proprietary or confidential information of the Company in connection with such activities.
5.10    Titles and Subtitles. The titles of the paragraphs and subparagraphs of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.
5.11    Counterparts; Facsimiles. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto and delivered by such party by facsimile or any similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen. Such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute and deliver an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.
5.12    Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to the Investor, upon any breach or default of the Company under this Agreement, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein, or of any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character by the Investor of any breach or default under this Agreement, or any waiver by the Investor of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in writing and that all remedies, either under this Agreement, or by law or otherwise afforded to the Investor, shall be cumulative and not alternative.
5.13    Share Splits. All references to the number of shares in this Agreement shall be appropriately adjusted to reflect any Recapitalizations, which may be made by the Company after the date hereof.
5.14    Aggregation of Stock. All Preferred Shares held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.
5.15    Entire Agreement. This Agreement (including any Schedules and Exhibits hereto) constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled. Upon the effectiveness of this Agreement, the Prior Agreement shall be deemed amended and restated and superseded and replaced in its entirety by this Agreement, and shall be of no further force or effect.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Members Agreement as of the date first written above.

“THE COMPANY”

Credo Technology Group Holding Ltd

By:	/s/ William Brennan
Name:	William Brennan, Director

IN WITNESS WHEREOF, the parties have executed this Members Agreement as of the date first written above.

“MEMBER”

Emerging Fund, L.P.
By:	VentureTech Alliance IV, LLC
By:	Its General Partner

By:	/s/ Juine-Kai Tsang
Juine-Kai Tsang
Managing Member

IN WITNESS WHEREOF, the parties have executed this Members Agreement as of the date first written above.

“MEMBER”

SMALLCAP World Fund, Inc.

By:	Capital Research and Management Company, as investment adviser for and on behalf of SMALLCAP World Fund, Inc.

By:	/s/ Walter R. Buckley
(signature)

Name:	Walter R. Buckley
(print name of signatory)

Title:	Authorized Signatory
(print title of signatory)

IN WITNESS WHEREOF, the parties have executed this Members Agreement as of the date first written above.

“MEMBER”

Capital Ten II Inc.

By:	/s/ Cheng, Chyun-JYE
(signature)

Name:	Cheng, Chyun-JYE
(print name of signatory)

Title:	Director
(print title of signatory)

IN WITNESS WHEREOF, the parties have executed this Members Agreement as of the date first written above.

“MEMBER”

Superior Intent Co., Ltd.

By:	/s/ Tseng, Pin-Nan
(signature)

Name:	Tseng, Pin-Nan
(print name of signatory)

Title:	Director
(print title of signatory)

IN WITNESS WHEREOF, the parties have executed this Members Agreement as of the date first written above.

“MEMBER”

PIN-NAN TSENG

/s/ Pin-Nan Tseng
(signature)

IN WITNESS WHEREOF, the parties have executed this Members Agreement as of the date first written above.

“MEMBER”

China Walden Venture Investments II, L.P.
By:	China Walden Venture Investment II G.P., Ltd.
Its:	General Partner

By:	/s/ Lip-Bu Tan
(signature)

Name:	Lip-Bu Tan
(print name of signatory)

Title:	Director
(print title of signatory)

IN WITNESS WHEREOF, the parties have executed this Members Agreement as of the date first written above.

“MEMBER”

WRVI Capital III, L.P.
By:	WRVI Capital GP III, LLC
Its:	General Partner

By:	/s/ Lip-Bu Tan
(signature)

Name:	Lip-Bu Tan
(print name of signatory)

Title:	Director
(print title of signatory)

IN WITNESS WHEREOF, the parties have executed this Members Agreement as of the date first written above.

“MEMBER”

A&E Investment LLC

By:	/s/ Lip-Bu Tan
(signature)

Name:	Lip-Bu Tan
(print name of signatory)

Title:	Director
(print title of signatory)

IN WITNESS WHEREOF, the parties have executed this Members Agreement as of the date first written above.

“MEMBER”

BRANDON SMITH

By:	/s/ Brandon Smith
(signature)

IN WITNESS WHEREOF, the parties have executed this Members Agreement as of the date first written above.

“MEMBER”

Teresa Smith Revocable Trust

By:	/s/ Teresa Smith
(signature)

Name:	Teresa Smith
(print name of signatory)

Title:	Trustee
(print title of signatory)

IN WITNESS WHEREOF, the parties have executed this Members Agreement as of the date first written above.

“MEMBER”

Edon, L.P.

By:	/s/ Hing Wong
(signature)

Name:	Hing Wong
(print name of signatory)

Title:	Director
(print title of signatory)

IN WITNESS WHEREOF, the parties have executed this Members Agreement as of the date first written above.

“MEMBER”

Future Industry Investment Fund (先进制造产业投资基金(有限合伙))

By:	/s/ Christine (Xiao) Fu
(signature)

Name:	Christine (Xiao) Fu
(print name of signatory)

Title:	Managing Director
(print title of signatory)

IN WITNESS WHEREOF, the parties have executed this Members Agreement as of the date first written above.

“MEMBER”

BlackRock Science and Technology Trust II
By:	BlackRock Advisors, LLC
Its:	Investment Advisor

By:	/s/ Tony Kim
(signature)

Name:	Tony Kim
(print name of signatory)

Title:	Managing Director
(print title of signatory)

IN WITNESS WHEREOF, the parties have executed this Members Agreement as of the date first written above.

“MEMBER”

BlackRock Science and Technology Trust
By:	BlackRock Advisors, LLC
Its:	Investment Advisor

By:	/s/ Tony Kim
(signature)

Name:	Tony Kim
(print name of signatory)

Title:	Managing Director
(print title of signatory)

IN WITNESS WHEREOF, the parties have executed this Members Agreement as of the date first written above.

“MEMBER”

EVEREST INVESTMENT No.1 LP

By:	/s/ Xiao Jianchong
(signature)

Name:	Xiao Jianchong
(print name of signatory)

Title:	Director
(print title of signatory)

IN WITNESS WHEREOF, the parties have executed this Members Agreement as of the date first written above.

“MEMBER”

Samsung Oak Holdings, Inc.

By:	/s/ Young Joo Lee
(signature)

Name:	Young Joo Lee
(print name of signatory)

Title:	Treasurer and CFO
(print title of signatory)

IN WITNESS WHEREOF, the parties have executed this Members Agreement as of the date first written above.

“MEMBER”

CMBI Private Equity Series SPC on behalf of and for the account of Fastlink Fund SP

By:	/s/ Jiang Rongfeng
(signature)

Name:	Jiang Rongfeng
(print name of signatory)

Title:	Director
(print title of signatory)

IN WITNESS WHEREOF, the parties have executed this Members Agreement as of the date first written above.

“MEMBER”

Shanghai Juyuanjuxin Semiconductor Industrial Equity Investment Fund Center (Limited Partnership)

By:	/s/ Sun Yuwang
(signature)

Name:	Sun Yuwang
(print name of signatory)

Title:	Legal Representative
(print title of signatory)

IN WITNESS WHEREOF, the parties have executed this Members Agreement as of the date first written above.

“MEMBER”

PANTAS SUTARDJA

By:	/s/ Pantas Sutardja
(signature)

IN WITNESS WHEREOF, the parties have executed this Members Agreement as of the date first written above.

“MEMBER”

By:	/s/ William Brennan
Name:	William Brennan

IN WITNESS WHEREOF, the parties have executed this Members Agreement as of the date first written above.

“MEMBER”

By:	/s/ Yat Tung Lam
Name:	Yat Tung Lam

IN WITNESS WHEREOF, the parties have executed this Members Agreement as of the date first written above.

“MEMBER”

By:	/s/ Lawrence Chi Fung Cheng
Name:	Lawrence Chi Fung Cheng

IN WITNESS WHEREOF, the parties have executed this Members Agreement as of the date first written above.

“MEMBER”

By:	/s/ Runshen He
Name:	Runshen He

EXHIBIT A
INVESTORS

Legal Name	Registered Address	Contact Address	Contact Person
Emerging Fund, L.P.	c/o Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman, KY 1-9008, Cayman Islands	2851 Junction Avenue, San Jose, CA 95134, USA	Juine-Kai Tsang ktsang@vtalliance.com
Future Industry Investment Fund (先进制造产业投资基金(有限合伙))	Flat #C Room 206, 2/F, No.227, Rushan Road, China (Shanghai) Pilot Free Trade Zone	Floor 7, No.1 NanBinhe Road, Guanganmen, Xicheng district, Beijing, China 100055	Attn: YAN Lin Email: yanlin@sdicfund.com
Walden CEL Global Moore (Cayman) Limited	4th floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, Cayman Islands	Suite 2702，Bund Center 222 Yan An Road East，Shanghai 20002 P.R. China	YANG Yang yang@waldeneb.com
BlackRock Science and Technology Trust II	c/o BlackRock 400 Howard Street San Francisco, CA 94105	c/o BlackRock 400 Howard Street San Francisco, CA 94105 With a copy (which shall not constitute notice) to: c/o BlackRock, Inc. Office of the General Counsel	Tony Kim tony.kim@blackrock.com and FEPMAssistantsUS@blackrock.com
		40 East 52nd Street New York, NY 10022	David Maryles and Joe Roy legaltransactions@blackrock.com

Legal Name	Registered Address	Contact Address	Contact Person
BlackRock Science and Technology Trust	c/o BlackRock 400 Howard Street San Francisco, CA 94105	c/o BlackRock 400 Howard Street San Francisco, CA 94105 With a copy (which shall not constitute notice) to: c/o BlackRock, Inc. Office of the General Counsel	Tony Kim tony.kim@blackrock.com and FEPMAssistantsUS@blackrock.com
		40 East 52nd Street New York, NY 10022	David Maryles and Joe Roy legaltransactions@blackrock.com
SMALLCAP World Fund, Inc.	c/o Capital Research and Management Company 333 South Hope Street, 50th Floor Los Angeles, CA 90071
c/o Capital Research and Management Company 333 South Hope Street, 55th Floor Los Angeles, CA 90071
with a copy (which shall not constitute notice) to:
c/o Capital Research Global Investors Steuart Tower
Attn: Casey Solomon and Tim Moon Email: cazs@capgroup.com and tmxm@capgroup.com
		One Market, Steuart St. Tower Suite 1800	Attn: Tom Batten Email: tohb@capgroup.com
Shanghai Juyuanjuxin Semiconductor Industrial Equity Investment Fund Center (Limited Partnership)	Part 201, Room 101, Building No.17, No.1388 Zhang Dong Road, China (Shanghai) Pilot Free Trade Zone	11th Floor, Building 1, No.1158 Zhangdong Road, Pudong New Area, Shanghai, PRC	Zhongle Qiu（邱忠乐） qiuzl@cftcapital.com
EDOM Technology Co., LTD	8F, No.50, Lane 10, Kee Hu Rd., Nei Hu, Taipei(114), Taiwan	8F, No.50, Lane 10, Kee Hu Rd., Nei Hu, Taipei(114), Taiwan	Wayne Tseng waynet@edom.com.tw

Legal Name	Registered Address	Contact Address	Contact Person
Hop Lik (Asia) Investment Company Limited	Unit 2303-04, 23/F, Wing On Centre, 111 Connaught Road Central, Hong Kong	Unit 2303-04, 23/F, Wing On Centre, 111 Connaught Road Central, Hong Kong	Hung Cho Sing (洪祖星) hzx 1964@qq.com (86) 138 0602 1678 May Tsui may.tsui@md-law.com.hk (852) 2136 6668 / (852) 9191 4901 (for emergencies only)
CMBI Private Equity Series SPC on behalf of and for the account of Fastlink Fund SP	26/F,TowerA, EastPacific International Center， 7888 Shennan Road，Shenzhen P.R.China, 518040	26/F,TowerA， EastPacific International Center, 7888 Shennan Road, Shenzhen P.R.China, 518040	Qi Lin qilin@cmbi.com.hk Tel：86-755-23677908 Mobile: +86 13025492688
Superior Intent Co., Ltd.	Suite 802, St James Court St Denis Streed, Port Louis, Mauritius	13F-2, No.76 Dunhua S. Rd. Sec.2, Taipei City 106, R.O.C.	julia@capital-ten.com
Pin-Nan Tseng	Suite 802, St James Court St Denis Streed, Port Louis, Mauritius	13F-2, No.76 Dunhua S. Rd. Sec.2, Taipei City 106, R.O.C.	julia@capital-ten.com
Capital TEN II Inc.	Offshore Chambers, P.O. Box 217, Apia, Samoa	13F-2, No.76 Dunhua S. Rd. Sec.2, Taipei City 106, R.O.C.	julia@capital-ten.com
WRV II, L.P.		One California St., Suite 1750, San Francisco, CA 94111	Lip-Bu Tan (lbtan@waldenintl.com) / Joana Tieu (jtieu@waldenintl.com)
China Walden Venture Investments II, L.P.		One California St., Suite 1750, San Francisco, CA 94111	Lip-Bu Tan (lbtan@waldenintl.com) / Joana Tieu (jtieu@waldenintl.com)
WRVI Capital III, L.P.		One California St., Suite 1750, San Francisco, CA 94111	Lip-Bu Tan (lbtan@waldenintl.com) / Joana Tieu (jtieu@waldenintl.com)
A&E Investment LLC		One California St., Suite 1750, San Francisco, CA 94111	Lip-Bu Tan (lbtan@waldenintl.com) / Joana Tieu (jtieu@waldenintl.com)
Brandon Smith		324 Nash Avenue Cookeville, TN 38501	b.smith17@gmail.com
Teresa Smith Revocable Trust		324 Nash Avenue Cookeville, TN 38501	tsmith@waldenintl.com

Legal Name	Registered Address	Contact Address	Contact Person
Edon, L.P.	P.O. Box 309, Ugland House, Grand Cayman, Cayman Islands, KY1-1104, Cayman Islands	Room 2501, the Bund Center 222 East Yan An Road Shanghai, 200002, China	Hing Wong hwong@waldenintl.com
Pantas Sutardja		22451 Prospect Road, Saratoga, CA 95070-6544	pantas.sutardja@gmail.com
Jumboview Group Limited	Palm Grove House, P.O. Box 438, Road Town, Tortola, British Virgin Islands	Room 1501, 15/F, SPA Center, 53-55 Lockhart Road, Wanchai, Hong Kong	raymond.chik@gmail.com tomer.kabakov@gmail.com
Cisco Investments LLC	170 W. Tasman Dr. San Jose, CA 95134 Attn: General Counsel	170 W. Tasman Dr. San Jose, CA 95134 Attn: General Counsel	corpdevnotice@cisco.com
Skylark Partners, LLC		c/o James Martin Shartsis Friese One Maritime Plaza Eighteenth Floor San Francisco, CA 94111	JMartin@sflaw.com
Andrew Tan		One California St., Suite 1750, San Francisco, CA 94111	origandrew@gmail.com
Elliott Tan		One California St., Suite 1750, San Francisco, CA 94111	elliott.k.tan@gmail.com
BX Fund SPC SP II	Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman KY1-1104, Cayman Islands	Room 2906, 29/F, China Resources Building, 26 Harbour Road, Wan Chai, Hong Kong	Ivy Lee ivylee@boxincapital.com Jian Qiang jianqhk@gmail.com
EVEREST INVESTMENT No.1 LP	89 Nexus Way， Camana Bay, Grand Cayman, KY1-9009, Cayman Islands	18/19th FL, Ideal International Building, 58 North Fourth Ring West Road, Haidian District, Beijing, China, 10080	Lvzhaojian lvzhaojian@lmfvc.com

Legal Name	Registered Address	Contact Address	Contact Person
CGQ Investment Limited	P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands	525 University Ave, Suite 230, Palo Alto, CA 94301	Theresa Yu theresa@gbcap.com
Boardman Bay Ventures, LP –Series G	1120 Avenue of the Americas, FL 4 New York, NY 10036	1120 Avenue of the Americas, FL 4 New York, NY 10036	Will Graves will@boardmanbay.com Ken Brown ken@boardmanbay.com
Samsung Oak Holdings, Inc.	2480 Sand Hill Road, Suite 101 Menlo Park, CA 94025	2480 Sand Hill Road, Suite 101 Menlo Park, CA 94025 Attn: Angie M. Hankins, Radhika Malik and Jeesung Lee With copies to (which copies shall not constitute notice): DLA Piper LLP (US) 2000 University	Angie M. Hankins, Radhika Malik and Jeesung Lee a.hankins@samsung.com, radhika.m@samsung.com, OakLegal@samsung.com and jeesung.lee@samsung.com
		Avenue East Palo Alto, CA 94303 Attn: Rachel Paris, Esq.	Rachel Paris, Esq. rachel.paris@us.dlapiper.com
Glory Semi Investment L. P.	AMS Corporate Services (Cayman) Limited, 3-212 Governors Square, 23 Lime Tree Bay Avenue, P.O. Box 30746, Seven Mile Beach, Grand Cayman KY1- 1203, Cayman Islands	17F, Building B Tohee International Mansion, No.477 Zhengli Road, Shanghai/上海市杨 浦区政立路 477 号同和国际大厦 B 座 17 楼	Cherry Wang cherrywang@glory-ventures.com
Montage Technology Holdings Company Limited	PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands	6F, Block A, Technology Building, 900 Yishan Road, Shanghai, China, 200233	Bo Wang bo.wang@montage-tech.com
14F.-1, No. 460, Dong Sec. 2,

Legal Name	Registered Address	Contact Address	Contact Person
Ying-Chen Chao		Guangming 6th Rd., Zhubei City, Hsinchu County 302, Taiwan (R.O.C.)	yingchen.chao@gmail.com julia@capital-ten.com

EXHIBIT B
FOUNDERS

Name of Founder	Address of Founder
Job Lam	1103 Oregon Ave, Palo Alto, CA 94303
Runsheng He	874 Pecan Ct. Sunnyvale, CA 94087
Lawrence Cheng	5506 Stoney Creek Place, San Jose, CA 95138
William Brennan	484 W. Portola Ave. Los Altos, CA 94022